EXHIBIT 99.1

PRESS RELEASE

Investor Relations:  Alexandra Deignan (646) 278-9711
Media Relations:  Chip Terhune (503) 367-2568
Website: www.schnitzersteel.com
Email: ir@schn.com

Schnitzer Provides Market Outlook for Third Quarter of Fiscal 2012

PORTLAND, OR – May 17, 2012 – Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) announced today its market outlook for its third quarter of fiscal 2012.  During the quarter, the global demand for recycled metals has remained soft and the tepid US economic recovery, together with lower than normal spring scrap flows, has contributed to tighter supplies.  Margins have compressed from the second quarter, as a slight increase in average gross ferrous selling prices has been more than offset by higher costs of both raw materials and freight.

In our Metals Recycling Business, ferrous sales volumes are expected to be in line with the second quarter of fiscal 2012.  Nonferrous selling prices are expected to increase 5-10%, offset by nonferrous volumes which are expected to decline 10-15% due to high production levels in the second quarter.  Operating income per ferrous ton is expected to be $8-11, approximately 35% lower than the second quarter of fiscal 2012.  In our Auto Parts Business, revenues are expected to increase 2-4% over the second quarter of fiscal 2012 and operating margins are expected to be 14-15%, approximately 350 basis points higher sequentially, as a result of seasonally higher admissions and parts sales.  In our Steel Manufacturing Business, sales volumes are expected to decline slightly while average sales prices and utilization are expected to be in line with the second quarter, resulting in operating performance which is slightly below breakeven. Actual financial performance is subject to, among other factors, market conditions and the timing of shipments.

Cash flows from operations are expected to further reduce total debt to total capital.  Consistent with our cost reduction and continuous improvement initiatives, we expect SG&A costs to approximate the level in the second quarter.  The effective tax rate in the third quarter is anticipated to be approximately 34%.

As supply and demand conditions improve, we are strategically positioned to benefit from the long-term global demand for recycled metals and generate higher operating leverage from recent investments in our North American supply chain and in nonferrous separation technologies.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, without limitation, statements regarding the Company’s outlook for the business and statements as to expected pricing, sales volumes, operating margins, tax rates and benefits of acquisitions and processing technologies. Such statements can generally be identified because they contain “expect,” “believe,” “anticipate,” “estimate” and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations include: potential environmental cleanup costs related to the Portland Harbor Superfund site; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; difficulties associated with acquisitions and integration of acquired businesses; the impact of goodwill impairment charges; the inability of customers to fulfill their contractual obligations; the impact of foreign currency fluctuations; potential limitations on our ability to access credit facilities; the impact of the consolidation in the steel industry; the impact of imports of foreign steel into the U.S.; inability to realize expected benefits from investments in technology; freight rates and availability of transportation; product liability claims; costs associated with compliance with environmental regulations; the adverse impact of climate change; inability to obtain or renew business licenses and permits; compliance with greenhouse gas emission regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate, as discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company’s forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. All forward-looking statements we make are based on information available to us at the time the statements are made and we do not assume any obligation to update any forward-looking statements, except as may be required by law.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 57 operating facilities located in 14 states, Puerto Rico and Western Canada. The business has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 51 self-service facilities located in 14 states and Western Canada. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 106th year of operations in fiscal 2012. Schnitzer was named Scrap Company of the Year by American Metals Market's 2011 Awards for Steel Excellence. This award recognizes advancements rooted in pioneering and implementing business improvements that have delivered real change to the steel industry.